Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the shares of 1347 Capital Corp and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February, 2017.

ALLAN WEINE

By:	/s/ Allan Weine
Allan Weine

CASTLE CREEK ARBITRAGE, LLC

By:	/s/ Courtney Fong
Courtney Fong
Chief Compliance Officer